WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-QSB

Quarterly Report Under Section 13 or 15(d) of the Securities exchange Act of 1934

For Quarter Ending March 31, 1998

Commission File Number #33-38119-C

THE KENSINGTON COMPANY, INC.

(Exact name of registrant as specified in its charter)

Minnesota                                          41-1610632
(State or other                              (IRS Employer
 jurisdiction of                               Identification No.)
 incorporation)

Suite 654 Interchange Tower, 600 S. Hy. 169,
Minneapolis,
Minnesota 55426
(Address of principal executive offices)               (Zip code)

Registrant's telephone number, including area code (612) 546-2075

Indicate by Check mark whether the registration (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or of such shorter period that the registrant was required to file such reports), and 92) has been subject to such filing requirements for the past 90 days.

Yes   *                No

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:


Weighted Number of Shares are 3,138,340 of common stock no par value.

PAGE 1

Part I.  Financial Information

Quarter Ended  March 31, 1998

GENERAL

     The following financial information is submitted in response to the requirements of Form 10-QSB and does not purport to be financial statements prepared in accordance with generally accepted accounting principles. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the Company believes the disclosures that are made are adequate to make the information presented not misleading. Further, in the opinion of the management, the interim financial statements reflect fairly the financial position and results of operations for the period indicated.

     The results of operations for the quarter ended as stated above are not necessarily indicative of results to be expected for the entire fiscal year ending December 31st.

Item 1.  Financial Statements

     The balance sheet of The Kensington Company, Inc. (the "Company") as of the Quarter stated above, and the related statement of income and changes in financial position and note thereto are incorporated herein by reference to the Company's quarterly report.

Item 2.   Management's Discussion and Analysis of
          Financial Condition and Results of Operations


Results of Operations
For the quarter, revenues were up 4% over the same period last year to $897k.
Operating profits for the period were $310k, a 6% increase over the same period in 1997. Sales for the fixure manufacturing subsidiary continue to be strong as well as the backlog of orders. Net income for the quarter totaled
$30k, as compared to $10k for the first quarter of 1997. Interest expense for the period fell to $50k due the the reduction in interest rates on debt as well as lower overall amounts of debt.



Liquidity and Capital Resources
For the quarter, the Company had a net income from operations of $80k.
With the current demand for the company's products management is of the opinion that the Company will continue to show an operating profit through the foreseeable future. During the first quarter the company was able to extend or pay off the portion

PAGE 2

of debentures which came due during the quarter, however a serious cash flow problem still exists with approximately $60 of debentures due the second quarter. Management is currently negotiating with the debtors to extend the debt.

     During the period stated the Registrant did not sell to directors, management and others, any common stock.

Inflation

     The rate of inflation has had a great impact on the Company's results of operations and is expected to have a continued impact on continuing operations due to the increase in wood product costs and the fact that we have to bid most of our projects and we can not pass all of the cost increases to our customers.

Part II.  Other Information

Item 1.  Legal Proceedings - None

Item 2.  Changes in Securities - None

Item 3.  Defaults upon Senior Securities - None

Item 4.  Submission of Matters to a Vote of Security Holders -
None
Item 5.  Other Information - None

Item 6.  Exhibits and Reports on Form 8-K and the October 18, 1995
S-8 filing as described in Item 2 herein.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   THE KENSINGTON COMPANY, INC.

                                   Mark Haggerty
                                   Mark Haggerty
                                   Chief Executive Officer

                                   Jeff Etten
                                   Jeff Etten, C.F.O.

Dated:  May 15, 1998
        Minneapolis, Minnesota

PAGE 3

THE KENSINGTON COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
MARCH 31, 1997 AND 1998
(UNAUDITED)

ASSETS
                                           1997          1998
Current assets:
Cash                                       $23,643     $16,808
Accounts receivable                        309,274     642,274
Inventories                                159,841     192,366
Other current assets                       33,052      18,757
Total current assets                       525,810     870,205

Other assets:
Investment in oil and gas properties, net     87,854     81,451
Investment in oil and gas partnerships        44,832     29,641
Investment in Ives                            0
Investment in KEC partnerships                0
Property and equipment, net                   312,752     307,051
Loan Fees, Net                                            38,385
Notes receivable - related parties            26,511     21,165
Total other assets                            471,949     477,693

                                              $997,759     $1,347,898

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities:
Line of Credit                                $112,541     $177,000
Note payable - related parties                278,556     238,217
Current portion of long-term debt             510,527     56,392
Current portion of obligations
under capital leases                          23,340     22,835
Accounts payable                              308,257     327,085
Accrued payroll & related taxes               100,185     147,238
Accrued interest                              32,747     29,397
Accrued Expenses                              77,946     92,245
Intercompany                                       0     0
Total current liabilities                    1,444,099     1,090,409

Long-term debt, net of current portion       130,110     722,933
Obligations under capital leases,
net of current portion                        10,000     22,526
Minority interest in consolidated
Subsidiaries                                   11,239     0
Total liabilities                           1,595,448     1,835,868


STOCKHOLDERS' EQUITY
Common stock                                3,661,273     3,664,383
Additional paid-in capital                          0     0
Accumulated deficit                       (3,968,341)     (3,907,801)
Stock subscriptions receivable              (290,621)     (244,552)
Total stockholders' equity                  (597,689)     (487,970)

                                             $997,759     $1,347,898


THE KENSINGTON COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE QUARTER ENDED MARCH 31, 1997 AND 1998
(UNAUDITED)
                                                1997        1998

Revenues:
Product sales                                $863,257     $897,059
Oil and gas sales                                   0     186
Total revenues                                863,257     897,245

Cost of sales:
Cost of products sold                         570,925     587,233
Oil and gas costs                                   0     0
Total cost of sales                           570,925     587,233

Gross profit                                  292,332     310,012

Operating expenses                            228,519     229,634

Income (loss) from operations                  63,813     80,378

Other income (expense):
Interest expense                              (54,019)     (50,430)
Miscellaneous income                                0     0
Total other income (expense)                  (54,019)     (50,430)

Income (loss) before income taxes
and extraordinary item                         9,794     29,948
Provision for income taxes (benefit)               0     0

Income before extraordinary item               9,794     29,948
Extinguishment of debt, net of income
taxes of $0                                        0     0

Net income (loss)                              9,794     29,948

Accumulated deficit, beginning            (3,978,135)   (3,937,749)

Accumulated deficit, ending              ($3,968,341)   ($3,907,801)

Earnings Per Share                             $0.00    $0.01
WEIGHTED NUMBER OF SHARES OUTSTANDING      3,021,450     3,138,340




THE KENSINGTON COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE QUARTER ENDED MARCH 31, 1997 & 1998
(UNAUDITED)

                                               1997        1998

Cash flows from operating
activities:
Net income (loss)                             $9,794     $29,948
Adjustments to reconcile net income
(loss) to cash flows from operating
activities:
Depreciation, depletion and amortization     13,792     15,028
Extinguishment of debt0

Changes in operating assets and liabilities:
Accounts receivable                         (86,889)     (167,494)
Inventories                                  33,385      (2,440)
Other current assets                        (26,514)     25,877
Other assets                                      0      0
Accounts payable                              1,256     16,103
Other current liabilities                    103,448     79,573
Cash flows from operating activities         48,272     (3,405)

Cash flows from investing
activities:
Decrease in notes receivable - related
parties                                           0     0
Purchase of property and equipment             5,304     3,646
Sale of Stock                                     0
Cash flows from investing activities           5,304     3,646

Cash flows from financing
activities:
Increase (decrease) in Line of Credit             0     28,901
Increase (decrease) in notes payable -
related parties                                (4,126)     0
Proceeds short, long-term debt                    0        0
Payments on long-term debt                     (9,708)     15,227
Payments on obligations under capital
leases                                         (21,677)     0
Cash flows from financing activities           ($35,511)     $13,674

Increase (decrease) in cash                      $7,457     $6,623
Cash, beginning                                  16,186     10,185
Cash, ending                                    $23,643     $16,808
